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                                                              File No. 070-09195

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                AMENDMENT NO. 1
                                       TO

                                    FORM U-1

                             APPLICATION/DECLARATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935



                               EASTERN ENTERPRISES
                                9 Riverside Road
                           Weston, Massachusetts 02193
             -------------------------------------------------------
             (Name of company or companies filing this statement and
                    addresses of principal executive office)

                               EASTERN ENTERPRISES
 ------------------------------------------------------------------------------
 (Name of top registered holding company parent of each applicant or declarant)


David W. Walker, Esq               L. William Law, Jr., Esq.
Foley, Hoag & Eliot LLP            Senior Vice President and General Counsel
One Post Office Square             Eastern Enterprises
Boston, Massachusetts 02109        9 Riverside Road
                                   Weston, Massachusetts 02193


                   ------------------------------------------
                   (Names and addresses of agents for service)


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1. Applicant hereby amends Item 6, Exhibits and Financial Statements, by filing the following:

        A-7    Form of Articles of Organization of NEWCO.

        A-8    Form of By-laws of NEWCO.

        A-9    Form of Specimen copy of Common Stock certificate of NEWCO.

        A-12 Form of Specimen copy of Common Stock certificate of Surviving Corporation.


        C Registration Statement on Form S-4, including all financial statements and exhibits thereto, with reference to additional Common Shares of Eastern (Incorporated herein by reference to File No. 333-52235) (including the Prospectus/Proxy Statement to be distributed to stockholders of Essex in connection with the special meeting to be held on or about June 24, 1998).



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                                    SIGNATURE
                                    ---------

        Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.



                                            EASTERN ENTERPRISES(1)



Date:  May 11, 1998                        By: /s/ Walter J. Flaherty
     --------------------------                -------------------------------
                                               Walter J. Flaherty
                                               Senior Vice President and Chief
                                               Financial Officer






(1) Reference is hereby made to the declaration of trust establishing Eastern Enterprises (formerly Eastern Gas and Fuel Associates) dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the trustees under said declaration as trustees and not personally; and no trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.




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                                  EXHIBIT INDEX

See Item 6, "Exhibits and Financial Statements," for statement of locations of exhibits incorporated by reference.

    Exhibit No.    Description
    -----------    -----------

    A-7            Form of Articles of organization of NEWCO

    A-8            Form of By-laws of NEWCO

    A-9            Form of Specimen copy of Common Stock certificate of NEWCO

    A-12 Form of Specimen copy of Common Stock certificate of Surviving Corporation




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      C              Registration Statement on Form S-4, including all financial statements and exhibits thereto, with reference to Common Shares of Eastern





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